EXHIBIT 10.14

COPART, UK EMPLOYMENT AGREEMENT

INTRODUCTION

This Employment Agreement is between the person named in Appendix 1 and Copart UK Limited (referred to as ‘the Company’) and is in accordance with the Employment Rights Act 1996. It sets out the main terms of your employment. The Employee Handbook that will be issued to you separately and various other company policies that will be made available to you from time to time provide useful guidance, policies and procedures that help both parties follow a fair and consistent approach to running our business and for you to perform your job. The Employee Handbook and the Company’s policies and procedures do not form part of this Employment Agreement and do not have contractual effect and may be updated periodically. This Employment Agreement annuls any previous agreement, whether verbal or written, given to you at any time previously.

This Employment Agreement has been issued on the basis that you have provided to the Company details of referees from whom the Company will request and obtain references. The offer of employment to you by the Company is conditional upon receipt of satisfactory references. If satisfactory references are not received by the Company you agree that the Company has the right to dismiss you.

In this Employment Agreement any reference to “Group” means the Company and all other companies which are for the time being either a Holding Company of the Company or a subsidiary of the Company or any such Holding Company. For these purposes “subsidiary” and “Holding Company” have the meanings as set out in Section 1159 of the Companies Act 2006.

JOB INFORMATION

You are employed from the date shown in Appendix 1 in the role described in Appendix 1. For statutory purposes, your continuous service commenced on the date shown in Appendix 1.

Your main duties will be as described in your job description, and your employment will be based at our Wootton Head Office at Acrey Fields, off Green Lane, Woburn Road, Wootton, Bedfordshire, MK43 9EJ as required to meet the needs of your job role. In addition to your normal role you may be required to perform other duties as directed by your manager.

You agree that the Company has the right to make reasonable variations to your job title, description and/or responsibilities, or second you or permanently transfer you to work of a similar nature in this or other locations within a reasonable travelling distance, and will give you prior notice of any such variation or secondment.

You will be responsible for taking all reasonable care of any Company property provided to you in the furtherance of your employment.

You may not undertake any other employment outside this company’s working hours without the written consent of the Chief Executive Officer — Europe & Middle-East.

REMUNERATION

Your Annual Basic Salary will be as set out in Appendix 1, paid directly into your nominated Bank or Building Society Account. Your salary will be payable in monthly instalments, and usually on the 23rd day of each month. The Company will review your Annual Basic Salary annually from the start of your employment, but you have no entitlement to a salary increase in any year.

In addition to your salary you will be entitled to a Car Allowance which is set out in Appendix 1. This addition to your Annual Basic Salary will be payable in monthly instalments and is not subject to review.

In addition. you may be paid an annual Bonus up to a maximum of 100% of your Annual Basic Salary, at the Company’s absolute discretion. A Bonus would not normally be awarded for an initial period of less than one full financial year. However, in recognition of your role and expected contribution, you will be entitled to a maximum bonus of £75,000 related to the 2019 financial year.

Payment in any one year does not confer any entitlement to a payment in future years. Any Bonus payment does not form part of your pensionable salary or inclusion with your Annual Basic Salary.

Entitlement to both a review of your Annual Basic Salary and any potential Bonus payment commences from your start date.

You will normally be repaid reasonable expenses incurred in the proper performance of your duties through either petty cash or the Company's Business Expense Policy & Procedure.

You agree that the Company has the right to alter its pay frequency, payment method and pay dates upon providing you with prior written notice.

You agree that the Company may make such deductions from your pay or any other remuneration due to you as may be necessary to reimburse the Company against any liability which you may owe or which has been incurred by you to the Company including any loans, advances or losses however caused by you during your employment.

RELOCATION

You agree that within a period of six months from the commencement of your employment you will relocate from your current Newport, Wales property to a location within a reasonable distance from the Wootton Head Office.

The Company will reimburse ail relevant expenditure for your relocation, including travel expenses, hotel accommodation and legal fees associated with the sale and purchase of your properties, property related expenditure and removal costs.

All expenses should be agreed in advance and claimed through the Business Expense Policy & Procedure using the manual claim process.

PROBATIONARY PERIOD	You are not subject to a probationary period as part of this employment.
HOURS / WORKING TIME

Your normal working hours will be 40 hours per week working eight hours per day Monday to Friday inclusive, plus an entitlement to unpaid breaks of up to one hour per day, and with such additional hours as may be required to carry out the duties of the position. No payment will be made for any additional hours worked by you.

You agree that the 48 hour maximum working week limit in regulation 4 of the Working Time Regulations 1998 shall not apply to you. During your employment you may give the Company three months written notice that you wish this opt out to cease to apply.

ANNUAL HOLIDAY

Your annual holiday entitlement will be 25 days per annum, and the annual holiday year runs from 1st January to 31st December. This entitlement is in addition to normally recognised Public Bank Holidays.

All holidays can only be taken with the approval of your line manager. Holidays in excess of two working weeks will not normally be accepted, although written requests to meet exceptional circumstances will always be considered.

Any holiday entitlement that is not taken by the end of the holiday year cannot be carried over to the next holiday year nor paid, and shall therefore be considered lost.

In the year in which your employment commences your holiday entitlement will accrue on a pro rata basis at the rate of 1/12th of your annual holiday entitlement for each fully completed month of service worked, and will be calculated by reference to your first day of work. Your actual entitlement for the remainder of the current holiday year is shown in Appendix 1.

Upon termination of your employment, you will be entitled to accrued holiday pay at a rate of 1/12th of your annual holidays entitlement for each fully completed month of service in the current holiday year, less any days already taken. If you have taken holiday in excess of your accrued entitlement at the date of termination you will be required to repay any excess holiday pay and/or the Company will be entitled to deduct any excess holiday pay from your final salary payment. You agree that the Company has the right to require you to take any outstanding holiday entitlement on or after when notice was given.

PENSION SCHEME

The Company will comply with any duties it may have in respect of you under part 1 of the Pensions Act 2008 in respect of auto-enrolment. There is no contracting out certificate in place in relation to your employment.

You will be auto-enrolled into the Group Personal Pension Plan the contribution levels will be in accordance with the prevailing legal requirement at the time, in addition to your own contribution, unless stated to the contrary in Appendix 1. The Company shall be entitled to deduct from your salary any amounts payable by you as member contributions to such pension scheme as the Company is using from time to time.

Any auto-enrolment is subject to an initial waiting period of up to three months. Full details of the scheme will be provided to you directly by our provider once they have been notified of your eligibility into the scheme. You have the opportunity to opt into the scheme earlier by providing the Company your request in writing.

LIFE ASSURANCE COVER

Subject to acceptance by the Company's insurers you will be provided with death in service insurance cover on a non-contributory basis from your start date. The amount of cover will equal four times your basic salary, subject to the terms of the policy in place at the time and the claim being accepted by the insurers.

HEALTHCARE

You will be eligible for private medical cover for yourself, your spouse, partner, civil partner and children up to 25 years of age from your start date. You agree that the Company has the right to terminate its participation in any scheme or to substitute it in any way.

SICKNESS ABSENCE

It is necessary for the efficient operation of the Company that its employees attend work regularly. If at any time you are unable to work due to illness or accident, you must inform your line manager at the earliest opportunity on your first day of absence, and certainly before 9am. Unless you are totally incapacitated, you should make personal contact with your line manager by telephone. You should inform your line manager of the reason for the absence and the expected length of the absence. You should continue to contact your line manager on a daily basis, unless instructed to the contrary, to update them on your sickness.

Failure to follow the reporting procedure described above may result in disciplinary action being taken.

If your sickness is for less than eight consecutive days you must report to your line manager upon your return to work to discuss your absence and you must complete a self-certification form on your first day back to work

If your absence is for eight days or more you must provide your line manager with a Doctor's Certificate stating the reason for your absence. The first certificate should be posted to your line manager no later than the eighth day of sickness. Further Doctor's Certificates must be forwarded to your line manager on the day they are issued to you by your Doctor and you must be covered by a Doctor's Certificate in advance at all times until you return to work.

Provided that you have fully satisfied the reporting requirements, and subject to the Company's right to terminate your employment for any reason including incapacity, your entitlement to receive Company Sick Pay will be as follows:

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Upon engagement and until the completion of six months service you will receive entitlement to. Statutory Sick Pay only when you qualify for it under prevailing legislation.
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After six months service and up to one year's service you will be entitled to Company Sick Pay for a maximum of one month.
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After completing one complete year’s service your entitlement to Company Sick Pay will increase to a maximum of three months.

Service with a previous employer is excluded, irrespective of continuous service. Employees must work at least 6 months with Copart UK Limited to qualify for the above entitlements.

For the purposes of calculating sick pay entitlement a week shall mean your normal working days in any calendar week.

The provision of Company Sick Pay is totally discretionary therefore you agree that the Company has the right to exclude you from the scheme at its own discretion. Failure to follow the reporting procedure described above may result in Company Sick Pay being withheld.

Any continued payment of Company Sick Pay once your entitlement has been exhausted will be entirely at the Company’s discretion. The Sick Pay year, for calculation purposes, starts from the first period of absence in any 52 week period. If you ever exhaust your entitlement to Company Sick Pay you will not be entitled to Company Sick Pay for the following twelve month period from the date of exhaustion. Any entitlement to Company Sick Pay will be reinstated once this twelve month period has been completed and the completion of this twelve month period will be deemed to be the start of the next sick pay year. Qualifying days for Statutory Sick Pay calculation are every day between Monday and Sunday.

The Company may wish to obtain a medical report in respect of any illness or medical condition from which you may be suffering and you agree that if requested you will attend a medical examination by a medical practitioner appointed by the Company and you will authorise the practitioner to disclose and discuss the results of any report with the Company's Human Resources personnel.

OTHER ABSENCES

Statutory rights to maternity, paternity, parental, adoption, and dependent care leave (referred to as family leave) and the right to request flexible working shall apply to your employment. You can obtain further information as to your entitlement from the Employee Handbook.

You should whenever possible, seek authority from your line manager for any absence beforehand. If this is not possible, you should notify your line manager before 9am on your first day of absence. On return to work after any period of absence for which prior permission has not been obtained, you should report to your line manager on arrival and before the commencement of work.

Any requests for bereavement/compassionate leave will be treated on a case by case basis as is entirely at the discretion of the Company. The amount of leave to be given and whether it should be paid or unpaid will rest with your line manager. Further information can be obtained in the Employee Handbook.

You should arrange any medical, dental or hospital appointments outside normal working i hours whenever possible. If appointments cannot be made outside normal working hours then they should be made at the beginning or end of the working day. In the unlikely event that you are absent for more than half a day, this absence will be treated as sickness absence.

You should advise your line manager of any call for Jury Service as soon as possible and provide evidence of the requirement for you to attend.

Any unauthorised absence from work may lead to disciplinary action being taken against you. For the avoidance of doubt, absence from work which does not fall into one of the following categories will be considered unauthorised absence approved annual leave, public holidays, approved time off, sickness absence, reasonable absence to attend medical or dental appointments, and approved special leave (including family leave.)

ALCOHOL & DRUG POLICY

The Company operates a zero-tolerance approach to drug and alcohol misuse. We support this approach by reserving the right to conduct ad-hoc drug and alcohol testing. Failed results in any test and/or failure to comply with a request to be subjected to a test will result in disciplinary action being taken, where the Company is likely to regard it as an act of gross misconduct.

DISCIPLINARY PROCEDURES

The Company operates a disciplinary procedure, the details of which can be found in the Employee Handbook. The disciplinary procedure does not form part of your Contract of Employment and is not intended to be contractually binding. You agree that the Company has the right not to follow any part of the disciplinary procedure where it considers appropriate (for example, where you have less than one years service.)

Should you be dissatisfied with the outcome of any disciplinary action taken against you, which will always be confirmed in a written letter, you will be provided the opportunity to appeal in writing to a more senior manager not previously involved in the original procedure, which should be done within five days from receipt by you of the warning letter.

You agree that the Company has the right at its absolute discretion to suspend you from work with pay, by giving you notice of your suspension in writing. Such notice will specify the dates of your suspension and the conditions applicable to your suspension.

You agree that the Company has the right in its absolute discretion to waive any of the penalties referred to in the disciplinary procedure and substitute "demotion." The Company will give you notice in writing giving details of any consequential change to your terms and conditions of employment. In particular the notice will give details of any reduction in your salary and/or privileges consequent upon such demotion.

GRIEVANCE PROCEDURE

The Company operates a grievance procedure, the details of which can be found in the Employee Handbook. You may use the company grievance procedure to lodge complaints about any employment related matter.

HEALTH & SAFETY

The Company places an extremely high importance on all matters of health and safety. All employees have a statutory duty to comply with all health and safety rules, and to take all reasonable care to promote the health and safety at work of themselves and their colleagues. You should take responsibility for your own health and safety and report accidents, incidents or unsafe situations.

The Company has a health and safety policy in place together with additional guidance, both of which are contained in the Employee Handbook. Any breach of the health and safety policy will result in disciplinary action being taken.

CONFIDENTIALITY & NON-COMPETITION

It is a condition of your employment that you shall not, either during the course of your employment or at any time thereafter, except in the proper performance of your duties, use, disclose or cause any unauthorised disclosure, or communicate to any person, and you shall use your best endeavours to prevent the unauthorised publication, use or disclosure, of the private affairs, trade secrets or other confidential information relating to the business accounts plans or finances of the Company or the Group. This restriction shall cease to apply to information that becomes available, other than by your default, to the public domain or to information which you are required to disclose by law.

“Confidential Information” includes, without limitation, all information relating to the business, finances or organisation of the organisation in which you work, the Company or any other company within the Group, its systems, techniques or know-how, its suppliers or customers which is not readily ascertainable other than to persons employed by the Company and or Group and any information in respect of which the Company owes an obligation of confidentiality to any third party.

It is a condition of your employment that you will not at any time, either during the continuance of your employment, or for a period of one year following its termination for any reason, knowingly engage, employ or solicit for employment, interfere with, or endeavour to entice away from the Company and or Group, any Employee of the Company and or Group.

You warrant that you will not at any time, either during the continuance of your employment, of for a period of one year following its termination for any reason, knowingly engage, employ or solicit for employment, interfere with, or endeavour to entice from the Company and or Group, and employee of the company and or Group.

It is a further condition of your employment that you will not, for a period of one year from the date of termination of your employment, directly or indirectly, on your own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined below) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group company in connection with the Restricted Business:

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solicit or canvass the custom of any Customer (as defined below);
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solicit or-canvass the custom of any Potential Customer (as defined below);
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deal with any Customer;
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deal with any Potential Customer.

"Employee" shall mean any employee of the Company or any Group company employed at the date of termination of your employment in the capacity of director or in any research, technical, IT, financial, marketing or sales function or other managerial role whom you have managed or with whom you have worked at any time during the period of 12 months preceding the termination of your employment, and shall not include any employee employed in an administrative, clerical, manual or secretarial capacity.

“Customer” shall mean any person, firm or company who at the date of termination of your employment or at any time during the 12 months immediately prior to such termination was a customer of the Company or any Group company and from whom you had obtained business on behalf of the Company or any Group Company or to whom you had provided or arranged the provision of goods or services on behalf of the Company or any Group company or for whom you had management responsibility in any case at any time during the period of 12 months immediately prior to the date of termination of your employment;

“Potential Customer" shall mean any person, firm or company with whom either you or any other employee of the Company or any Group company for whom you had, at the date of the negotiations, management responsibility carried out negotiations on behalf of the Company or any Group company at any time during the period of 3 months immediately prior to the date of termination of your employment with a view to such person, firm or company becoming a customer of the Company or of any Group company.

“Restricted Business" shall mean any business or any part of any business which in either case:

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is carried on by the Company or any Group company at the date of termination of your employment; or
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was carried on by the Company or by any Group company at any time during the period of 6 months immediately prior to the date of termination of your employment or
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is to your knowledge to be carried out by the Company or by any Group company at any time during the period of 6 months immediately following the date of termination of your employment];

and which you were materially concerned with or had management responsibility for (or had substantial confidential information regarding) in either case at any time during the period of 12 months immediately prior to the date of termination of your employment.

SUPPLIERS, BUYERS, CUSTOMERS & COMPETITORS

The Company has adopted an ethical behaviour policy for all of its employees in relation to their dealings with suppliers and potential suppliers. To avoid there ever becoming a conflict of interest in fulfilling your duties you must immediately inform a Director if you become aware that you, a relative or friend, are connected, employed or otherwise associated with another person who is either employed or otherwise engaged as an agent as one of the Company’s suppliers, buyers, customers or competitors.

NOTICE / TERMINATION

During the first year of your employment this Employment Agreement may be terminated by you by providing the Company with written notice of six months. You will be entitled to receive three months' notice from the Company should it terminate your employment.

However, your employment may be terminated without notice in the event of gross, misconduct, or by one week's notice as a result of receipt of unsatisfactory references to the Company subsequent to the commencement of your employment.

Upon completion of twelve months service, this Employment Agreement may be terminated by you by providing the Company with written notice of nine months, which will be the same length of notice you are entitled to receive from us to terminate your employment.

A notice given to a party under this Employment Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address set out in Appendix 1 or as otherwise notified in writing to the other party. Any such notice shall be deemed to have been received:

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if delivered by hand, at the time the notice is left at the address or given to the addressee;

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in the case of pre-paid first-class UK post or other next working day delivery service, at 9:00am on the second business day after posting or at the time recorded by the delivery service; and
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in the case of email, at the time of receipt.

You agree that the Company has the right, at its absolute discretion, to pay your salary in lieu of notice instead of requiring you to work any notice period.

GARDEN LEAVE

In the event that notice is given, by either party, to terminate this employment, you agree that the Company has the right, solely at its own discretion, to require you not to attend work, and/or vary or suspend your normal duties and responsibilities, and/or require you not to contact other employees customers or suppliers, for part or all of the notice period, providing it continues to pay all contractual entitlements to you. Such a period would be termed "garden leave." During any garden leave period all other terms and conditions will continue to apply.

Upon termination of your employment, or at the request of the Company if the garden leave Provision above has been invoked, you are required to return to the Company all property relating to or belonging to the Company including, but not limited to, keys, credit cards, computing and communication equipment, all original documents in both hard and electronic copy and all copies of all documents, all plans, designs specifications, tender information, correspondence, manuscripts, records, documents, accounts and all other Company and or Group papers and property of any description that may have been allocated to you. If any Company and or Group property is not returned or has been damaged, save for normal wear and tear, then the Company may deduct the costs of replacement or repair from any outstanding salary due to you.

COLLECTIVE AGREEMENTS

The Company does not have any Collective Agreement with any other party.

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

Nothing in this clause shall limit or exclude any liability for fraud.

THIRD PARTY RIGHTS	No one other than a party to this Employment Agreement shall have any rights to enforce it.
VARIATION	No variation or agreed termination of this Employment Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives.)
GENERAL

To safeguard you and to ensure that there is no abuse with regard to the removal of Company or client property or equipment, you agree that the Company has the right to search any employee or the contents of their parcels, bags or briefcases of any description or their vehicles entering or leaving the premises. The search will be conducted in the presence of another person and you will have the right to ensure that another independent witness is present if so required. You have the right to request that the search is carried out by someone of the same sex as you.

Any employee found in possession of Company or client property without the appropriate permission will be liable for summary dismissal and the Company may instigate criminal proceedings. A refusal to allow a search to take place will be also regarded as serious misconduct and the Company may draw an adverse inference from such refusal.

You may not purchase machinery, materials, etc. of any description on behalf of the Company unless appropriate written authorisation has been obtained before the purchase is made.

The Company may on occasion need to make changes to your terms and conditions of employment to reflect the changing needs of the business. You agree that the Company has the right to make such changes as necessary and will notify you with full details of any changes in writing and in advance.

This employment agreement is in substitution for any previous contracts of employment between you and the Company. If there is ever a conflict between the terms of this employment agreement and any other document or policy including your offer letter, then the terms of this employment agreement will always prevail.
JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

SIGNED ON BEHALF OF THE COMPANY	/s/ PAUL BREWER
Paul Brewer HUMAN RESOURCES DIRECTOR - EUROPE
YOUR AGREEMENT	I accept the terms and conditions of my employment as set out in this Employment Agreement.
/s/ JANE POCOCK
	(Signature) JANE POCOCK	2/12/18	(Date)

Copart UK Data Protection Notice

WHAT IS THE PURPOSE OF THIS DOCUMENT

Copart UK Limited (‘Copart’) is committed to protecting the privacy and security of your personal information. This Data Protection Notice (“Notice”) describes how we collect and use personal information about you during and after your working relationship with us, which is in accordance with the General Data Protection Regulation (GDPR). All employees of Copart UK Limited and all its subsidiaries, based in the UK and irrespective of contractual status, must fully comply with this Notice. All employees of Copart UK Limited, particularly line managers, enforce the application of this Notice as necessary.

Copart is a “data controller". This means that we are responsible for deciding how we hold and use personal information about you. We are required under data protection legislation to provide you with the information contained in this Notice.

This Notice applies to current and former employees, workers and contractors. This Notice does not form part of any Employment Agreement or other contract to provide services. We may update this Notice at any time.

It is important that you read this Notice, together with any other data or privacy information that we may provide you on specific occasions when we are collecting or processing personal information about you, so that you are aware of how and why we are using such information.

DATA PROTECTION PRINCIPLES

We will always comply with data protection law. This says that the personal information we hold about you must be:

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Used lawfully, fairly and in a transparent way.
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Collected only for valid purposes that we have clearly explained to you and not used in any way that is incompatible with those purposes.
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Relevant to the purposes we have told you ‘about and limited only to those purposes.
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Accurate and kept up to date.
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Kept only as long as necessary for the purposes we have told you about.
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Kept securely

THE KIND OF INFORMATION WE HOLD ABOUT YOU

Personal data or personal information, means any information about an individual from which that person can be identified. Additionally, there are "special categories" of more sensitive personal data which require a higher level of protection. Personal data (special categories of personal data) does not include data where the identity has been removed (anonymous data).

We will collect, store, and use the following categories of personal information about you:

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Personal contact details such as name, title, addresses, telephone numbers, and personal email addresses
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Date of birth
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Gender
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Marital status and dependants
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Next of kin and emergency contact information
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National Insurance number
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Bank account details, payroll records and tax status information
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Salary, annual leave, pension and benefits information
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Start date
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Location of employment or workplace
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Copy of driving licence
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Copy of your car insurance, if you use your car for business purposes
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Recruitment information (including copies of right to work documentation, references and other information included in a CV or cover letter or as part of the application process)
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Employment records (including job titles, work history, working hours, training records and professional memberships)
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Compensation history
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Performance information
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Disciplinary and grievance information
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CCTV footage and other information obtained through electronic means as may be implemented by the Company from time-to-time
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Information about your use of our information and communications systems
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Photographs

We may also collect, store and use the following "special categories" of more sensitive personal information:

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Information about your race or ethnicity, religious beliefs, sexual orientation and political opinions

• Information about your health, including any medical condition, health and sickness records • Genetic information and biometric data • Information about criminal convictions and offences
HOW IS YOUR PERSONAL INFORMATION COLLECTED

We collect personal information about employees through the application and recruitment process, either directly from candidates or sometimes from an employment agency or background check provider. We may sometimes collect additional information from third parties including former employers, credit reference agencies or other background check agencies as may be required by insurers.

We will collect additional personal information in the course of job-related activities throughout the period of you working for us.

HOW WE WILL USE INFORMATION ABOUT YOU

We will only use your personal information when the law allows us to. Most commonly, we will use your personal information in the following circumstances:

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Where we need to perform the Employment Agreement or other contract to provide services that we have entered into with you;
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Where we need to comply with a legal obligation; or
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Where it is necessary for our legitimate interests (or those of a third party) and your interests and fundamental rights do not override those interests.

We may also use your personal information in the following situations; which are likely to be rare:

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Where we need to protect your interests (or someone else's interests); or
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Where it is needed in the public interest.

SITUATIONS IN WHICH WE WILL USE YOUR PERSONAL INFORMATION

We need all the categories of information in the list set out above primarily to allow us to perform our contract with you (i.e. your Employment Agreement or other contract to provide services) and to enable us to comply with legal obligations (i.e. payment of National Insurance and PAYE). In some cases, we may use your personal information to pursue legitimate interests of our own or those of third parties, provided your interests and fundamental rights do not override those interests. The situations in which we will process your personal information are listed below. We have indicated in the table the purpose or purposes for which we are processing or will process your personal information, as well as indicating which categories of data are involved.

We process your personal data on the grounds of ‘legitimate interests’ as follows:

Processing Activity	Why we process that data

Making a decision about your recruitment or appointment	To ensure that we hire in accordance with our requirements and policies
Determining the terms on which you work for us	To enable us to specify the terms on which we are prepared to engage you
Business management and planning, including accounting and auditing	To ensure proper management of our business
Education, training and development requirements	To help us develop your skills and ensure that you remain able to perform your duties

	Conducting performance reviews managing performance and determining performance requirements	To ensure the proper management of our business, to assist you with performance and manage any performance concerns
	Making decisions about salary reviews and compensation and promotions	To ensure the proper management of remuneration and development of all staff in our business
	Gathering evidence for disciplinary or grievance hearings	To ensure that employment law and best practice is followed in our business
	Making decisions about your relationship with us, including promotion and termination	To enable us to make decisions relevant to our relationship
	Ascertaining your ability to work	To ensure that you have the skills and ability necessary to perform your role
	To investigate fraud, theft or improper conduct	To protect our business and ensure that the law is followed
	To monitor your use of our information and communication systems to ensure complies with our policies	To ensure that your use of our IT system compliance with our IT policies

We process your personal data to enable us to perform our contract with you so that we can;

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Pay you
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Provide benefits to you such as pension, life assurance, share plan, and access to offers and discounts from third party providers
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Generally administer the contract that we have entered into with you

We process your personal data to ensure that we are compliant with our legal obligations by;

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Checking you are legally entitled to work in the UK
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Deducting tax and National Insurance contributions or liaising with our pension provider
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Complying with any health & safety at work obligations
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Complying with any regulation or legislation 'as may be implemented from time to time

Some of the above grounds for processing will overlap and there may be several grounds which justify our use of your personal information.

If you fail to provide certain information when requested, we may not be able to perform the contract we have entered into with you (such as paying you or providing a benefit), or we may be prevented from complying with our legal obligations (such as to ensure the health and safety of our workers).

CHANGE OF PURPOSE

We will only use your personal information for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose. If we need to use your personal information for an unrelated purpose, we will notify you and we will explain the legal basis which allows us to process your personal data for the new purpose. You should note that we may process your personal information without your knowledge or consent, in compliance with the above rules, where this is required or permitted by law.

SPECIAL CATEGORIES OF PERSONAL INFORMATION

Special categories (or particularly sensitive personal information) require higher levels of protection. We need to have further justification for collecting, storing and using this type of personal information. We may process special categories of personal information in the following circumstances;

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In limited circumstances, with your explicit written consent; or

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Where we need to carry out our obligation and duties as an employer; or
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Where it is needed in the public interest, such as for equal opportunities monitoring or
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Where it is needed to assess your working capacity on health grounds, subject to appropriate confidentiality safeguards.

Less commonly, we may process this type of information where it is needed in relation to legal claims or where it is needed to protect your interests (or someone else's interests) and you are not capable of giving your consent, or where you have already made the information public.

We will use your special categories of personal information in the following ways

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We will use information relating to leaves of absence, which may include sickness absence or family related leaves, to comply with employment and other legislation.
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We will use information about your physical or mental health, or disability status, to ensure your health and safety in the workplace and to assess your fitness to work, to provide appropriate workplace adjustments, to monitor and manage sickness absence and to administer benefits.
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We will use information about your race or national or ethnic origin, religious, philosophical or moral beliefs, or your sexual life or sexual orientation, to ensure meaningful equal opportunity monitoring and reporting.

We do not need your consent if we use special categories of your personal information in accordance with our written policy to carry out our legal obligations or exercise specific rights in the field of employment law. In limited circumstances, we may approach you for your written consent to allow us to process certain special categories of personal Information. If we do so, we will provide you with full details of the information that we would like to use it and the reason we need use it, so that you can carefully consider whether you wish to consent. You should be aware that it is not a condition of your Employment Agreement with us that you agree to any request for consent from us.

INFORMATION ABOUT CRIMINAL CONVICTIONS

We may only use information relating to criminal convictions where the law allows us to do so. This will usually be where such processing is necessary to carry out our obligations and provided we do so in line with this document. Less commonly, we may use information relating to criminal convictions where it is necessary in relation to legal claims, where it is necessary to protect your interests (or someone else's interests) and you are not capable of giving your consent, or where you have already made the information public.

We envisage that we may hold information about criminal convictions. We will only collect information about criminal convictions if it is appropriate given the nature of the role and where we are legally able to do so. Where appropriate, we will collect information about criminal convictions as part of the recruitment process or we may be notified of such information directly by you in the course of you working for us. We will use information about criminal convictions and offences in the following ways:

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Where, for example, some of our vehicles are fitted with trackers which may reveal your whereabouts in the event that you are subject to a motoring offence prosecution or
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Where, for example, our CCTV may capture images of individuals committing criminal activities

We are allowed to use your personal: information in this way because it is necessary for the field of employment law or because it is necessary for the establishment, exercise or defence of legal claims.

DATA SHARING

We will transfer the personal information we collect about you to our parent company in the US, Copart Inc and this information will be held on IT systems located in the US.

We will also share your personal information with other entities in our group as part of our regular reporting activities on company performance (including internal audits), in the context of a business reorganisation or group restructuring exercise, for system maintenance support and hosting of data.c

We may have to share your data with third parties where required by law, where it is necessary to administer the working relationship with you or where we have another legitimate interest in doing so.

"Third parties” includes third-party service providers (including contractors and designated agents) and other entities within our group. The categories of third parties with whom we share your data may include:

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Life insurance providers where you receive death in service cover); or
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Our professional advisors;
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Private medical health providers (where you receive such cover).

We may also share your personal information in the context of the possible sale or restructuring of the business. We may also need to share your personal information with a regulator or to otherwise comply with the law.

DATA SECURITY

We have put in place measures to protect the security of your information including entering into a Model Clause Agreement with Copart Inc. All our third-party service providers and other entities in the group are required to take appropriate security measures to protect your personal information in line with our policies.

We do not allow our third-parties to use your personal data for their own purposes. We only permit them to process your personal data for specified purposes and in accordance with our instructions.

We have put in place appropriate security measures to prevent your personal information from being accidentally lost, used or accessed in an unauthorised way, altered or disclosed. In addition, we limit access to your personal information to those employees, agents, contractors and other third parties who have a business need to know. They will only process your personal information on our instructions and they are subject to a duty of confidentiality.

We have put in place procedures to deal with any suspected data security breach and will notify you and any applicable regulator of a suspected breach where we are legally required to do so.

DATA RETENTION

We will only retain your personal information for as long as necessary to fulfil the purposes we collected it for, including for the purposes of satisfying any legal, accounting, or reporting requirements. Details of retention periods for different aspects of your personal Information are available in our Data Protection Policy which is available on MyCopart. To determine the appropriate retention period for personal data, we consider the amount, nature, and sensitivity of the personal data, the potential risk of harm from unauthorised use or disclosure of your personal data, the purposes for which we process your personal data and whether we can achieve those purposes through other means, and the applicable legal requirements.

In some circumstances we may anonymise your personal information so that it can no longer be associated with you, in which case we may use such information without further notice to you. Once you are no longer an employee of the company we will retain and securely destroy your personal information in accordance with our Data Protection Policy.

RIGHT OF ACCESS, CORRECTION, ERASURE AND RESTRICTION

It is important that the personal information we hold about you is accurate and current. Please keep us informed if your personal information changes during your working relationship with us.

Under certain circumstances, by law you have the right to:

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Request access to your personal information (commonly known as a "data subject access request"). This enables you to receive a copy of the personal information we hold about you and to check that we are lawfully processing it.
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Request correction of the personal information that we hold about you. This enables you to have any incomplete or inaccurate information we hold about you corrected.

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Request erasure of your personal information. This enables you to ask us to delete or remove personal information where there is no good reason for us continuing to process it. You also have the right to ask us to delete or remove your personal information where you have exercised your right to object to processing (see below).
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Object to processing of your personal information where we are relying on a legitimate interest (or those of a third party) and there is something about your particular situation which makes you want to object to processing on this ground.
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Request the restriction of processing of your personal information. This enables you to ask us to suspend the processing of personal information about you, for example if you want us to establish its accuracy or the reason for processing it.
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Request the transfer of your personal information to another party.

If you want to review, verify, correct or request erasure of your personal information, object to the processing of your personal data, or request that we transfer a copy of your personal information to another party, please contact our Data Protection Officer in writing. You will not have to pay a fee to access your personal information (or to exercise any of the other rights). However, we may charge a reasonable fee if your request for access is clearly unfounded or excessive. Alternatively, we may refuse to comply with the request in such circumstances. We may need to request specific information from you to help us confirm your identity and ensure your right to access the information (or to exercise any of your other rights). This is another appropriate security measure to ensure that personal information is not disclosed to any person who has no right to receive it.

DATA PROTECTION OFFICER

We have appointed a Data Protection Officer to oversee compliance with this Data Protection Notice. If you have any questions about this Data Protection Notice or how we handle your personal information, please contact the Data Protection Officer. You have the right to make a complaint at any time to the Information Commissioner's Office, the UK supervisory authority for data protection issues.

CHANGES TO THIS NOTICE

We reserve the right to update the Data Protection Policy at any time, and this will be published internally. We will provide you with a new Data Protection Notice when we make any substantial updates. We may also notify you in other ways from time to time about the processing of your personal information.

Copart UK Employment Agreement Appendix 1

INTRODUCTION	This Appendix provides personal details in relation to the terms and conditions set out in the Employment Agreement that it is attached to.
EMPLOYEES NAME	Jane Pocock
EMPLOYEES ADDRESS	Pound Farm, Gracious Street, Selborne, Hampshire, GU34 3JG
START DATE	Monday 7th January 2019
JOB TITLE	UK Managing Director
JOB LOCATION	Copart Head Office, Acrey Fields, off Green Lane, Woburn Road, Wootton, Bedfordshire, MK43 9EJ
CONTINUOUS SERVICE DATE	Monday 7th January 2019

BASIC SALARY	£180,000 per annum
CAR ALLOWANCE	£9,000 per annum
HOLIDAY ENTITLEMENT IN THE YEAR EMPLOYMENT COMMENCES	25 days